                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant                              /X/
Filed by a Party other than the Registrant           / /

Check the appropriate box:



/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Metricom, Inc.
           ----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           ----------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.  Title of each class of securities to which transaction applies:

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     2.  Aggregate number of securities to which transaction applies:

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     3.  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4.  Proposed maximum aggregate value of transaction:

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     5.  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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

                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

                          TO BE HELD ON AUGUST 7, 1996

TO THE STOCKHOLDERS OF METRICOM, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Metricom, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, August 7, 1996 at 9:00 a.m. local time at the Company's offices at 980 University Avenue, Los Gatos, California for the following purposes:

     1. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 50,000,000.

     2. To approve an amendment to the Company's 1993 Non-Employee Directors' Stock Option Plan, as amended to permit additional non-discretionary grants of options to non-employee directors.

     The Board of Directors has fixed the close of business on June 17, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          WILLIAM D. SWAIN
                                          Secretary

Los Gatos, California
June 26, 1996

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Metricom, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on August 7, 1996, at 9:00 a.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company's offices at 980 University Avenue, Los Gatos, California. The Company intends to mail this proxy statement and accompanying proxy card on or about June 26, 1996 to all stockholders entitled to vote at the Special Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of the Company or, at the Company's request, Corporate Investor Communications. No additional compensation will be paid to directors, officers or other employees for such services, but Corporate Investor Communications will be paid its customary fee, estimated to be about $4,000 if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on June 17, 1996 will be entitled to notice of and to vote at the Special Meeting. At the close of business on June 17, 1996, the Company had outstanding and entitled to vote 13,388,007 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.


     All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. With regard to Proposal 1, abstentions and broker non-votes will have the same effect as negative votes. With regard to Proposal 2, abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether a matter has been approved.


REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 980 University Avenue, Los Gatos, California 95030-2375, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than December 26, 1996 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 20,000,000 to 50,000,000.

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.


     In addition to the 13,354,591 shares of Common Stock outstanding at May 31, 1996, the Board had reserved 3,918,889 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans, and up to approximately 394,295 shares of Common Stock that may be issued upon exercise of warrants outstanding.


     Although at present the Board has no plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising additional capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could adopt a "poison pill" that would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

     The affirmative vote of the holders of a majority of the shares of Common Stock will be required to approve this amendment to the Company's Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 1

                                   PROPOSAL 2

                  APPROVAL OF THE 1993 NON-EMPLOYEE DIRECTORS'
                         STOCK OPTION PLAN, AS AMENDED


     In February 1993, the Board adopted, and the stockholders subsequently approved, the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). In January 1995, the Board adopted, and the stockholders subsequently approved, an amendment to the Directors' Plan to increase the number of shares authorized for issuance under the Directors' Plan from 200,000 to 300,000 shares. In June 1996, the Board adopted an amendment to the Directors' Plan to provide for non-discretionary grants of nonstatutory stock options to purchase 7,000 shares of Common Stock on January 1 of each year to each non-employee director who has been a non-employee director for at least three months prior to such date. The Board adopted this amendment to facilitate the Company's goal of attracting additional non-employee directors.



     As of May 31, 1996, options covering an aggregate of 140,000 shares of the Company's Common Stock had been granted under the Directors' Plan, of which options to purchase 112,000 shares were outstanding, with exercise prices ranging from $6.1875 to $23.37. As of May 31, 1996, a total of 14,000 shares had been exercised under the Directors' Plan. As of May 31, 1996, 174,000 shares remained available for future grants under the Directors' Plan.


     Stockholders are requested in this Proposal 2 to approve the Directors' Plan, as amended to permit additional non-discretionary grants of options to non-employee directors. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Plan, as amended.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

     The essential features of the Directors' Plan are outlined below:

GENERAL

     The Directors' Plan, and the right of non-employee directors to receive options and purchase stock thereunder, is intended to qualify as a formula award plan having "disinterested administration" as promulgated under Rule 16b-3 of the Exchange Act ("Rule 16b-3"). The Directors' Plan provides for non-discretionary grants of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code. See "Federal Income Tax Information" below for a discussion of the tax treatment of nonstatutory stock options.

     The purpose of the Directors' Plan is to retain the services of persons now serving as non-employee directors of the Company, to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The Directors' Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

     The Board of Directors is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors' Plan to any committee of the Board of Directors.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Six of the Company's eight current directors (all except Messrs. Dilworth and Smelick) are eligible to participate in the Directors' Plan.

TERMS OF OPTIONS

     Each option under the Directors' Plan is subject to the following terms and conditions:


     Non-Discretionary Grants. Option grants under the Directors' Plan are non-discretionary. On the date the Board approved the Directors' Plan, February 9, 1993, each non-employee director received an option to purchase 7,000 shares of Common Stock of the Company. On January 1, 1994 and January 1, 1995, each such non-employee director received an option to purchase an additional 7,000 shares of Common Stock of the Company. In addition, each person who became a non-employee director of the Company after the adoption of the Directors' Plan received, (a) upon the date of initial election and (b) after such non-employee director had been a non-employee director for at least three months, on January 1 of the next two years, an option to purchase 7,000 shares of Common Stock of the Company. Subject to stockholder approval as requested in this Proposal 2, without further action by the Company, the Board or the stockholders of the Company, (i) each person who becomes a non-employee director of the Company will receive an option to purchase 7,000 shares of Common Stock upon the date of initial election, and (ii) on January 1 of each year, each member of the Board who has continuously served as a non-employee director for at least three months prior to such date will automatically be granted an option to purchase 7,000 shares of Common Stock of the Company.


     Option Exercise. An option granted under the Directors' Plan becomes exercisable in three equal installments beginning on the first anniversary of the grant of the option. Such vesting is conditioned upon continued service as a director, employee or consultant of the Company.

     Exercise Price; Payment. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock subject to such options on the date such option is granted. The exercise price of options granted under the Directors' Plan must be paid in cash at the time the option is exercised.

     Transferability; Term. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee or his or her guardian or legal representative.

     No option granted under the Directors' Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

     Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution or liquidation of the Company or a specified type of merger or other corporate reorganization, to the extent permitted by law, the vesting of any outstanding options under the Directors' Plan shall accelerate and the options terminate if unexercised prior to the occurrence of the event.

DURATION, AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time; provided, however, that the Board may not amend the Directors' Plan with respect to the amount, price or timing of grants more often than once every six months other than to comport with changes to the Code or ERISA. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) increase the number of shares authorized for options under the plan, (b) modify the requirements as to eligibility for participation in the plan (to the extent such modification requires stockholder approval in order for the plan to comply with the requirements of Rule 16b-3), or (c) modify the plan in any other way if such modification requires stockholder approval in order for the plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the Directors' Plan shall terminate in February 2003.

FEDERAL INCOME TAX INFORMATION

     The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete, and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

     Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee generally will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Because the optionee is a director of the Company, under existing laws the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. At the time the optionee recognizes ordinary income due to the exercise of the option, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, generally will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for at least one year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of May 31, 1996 by: (a) each director; (b) the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer; (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock.


                                                                        BENEFICIAL OWNERSHIP(1)
                                                                      ----------------------------
                                                                                           PERCENT
                                                                                             OF
                                NAME                                  NUMBER OF SHARES      TOTAL
- --------------------------------------------------------------------  ----------------     -------
Lindner Fund, Inc.(2)...............................................      2,204,500          16.5%
  7711 Carondelet Avenue
  P.O. Box 16900, St. Louis, MO 63105
Vulcan Ventures Incorporated........................................      1,888,245          14.1%
  13810 S.E. Eastgate Way, Suite 480
  Bellevue, WA 98005-4442
Robert M. Smelick(3)................................................        383,472           2.9%
  c/o Sterling Payot, 222 Sutter Street, Eighth Floor
  San Francisco, CA 94108
Cornelius C. Bond, Jr.(4)...........................................         24,648             *
Robert S. Cline(5)..................................................         19,499             *
Robert P. Dilworth(6)...............................................        163,218           1.2%
Gary M. Green(7)....................................................        145,290           1.1%
Justin Jaschke(8)...................................................          6,750             *
George W. Levert(9).................................................        379,489           2.8%
LeRoy D. Nosbaum(10)................................................         24,081             *
Donald Rumsfeld(11).................................................         86,999             *
William D. Swain(12)................................................          8,792             *
Donald F. Wood(13)..................................................         52,082             *
Jerry Yang..........................................................             --             *
Directors and executive officers as a group (11 persons)(14)........      1,270,239           9.1%


- ---------------

  *  Less than one percent.

 (1) This table is based upon information supplied by directors, officers and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. For purposes of this table, shares held by stockholders include any shares held as tenants in common or joint tenants with spouses. Percentages are based on a total of 13,354,591 shares outstanding on May 31, 1996 adjusted in accordance with the rules promulgated by the SEC.


 (2) Includes 1,316,500 shares held by Lindner Growth Fund and 888,000 shares held by entities affiliated with Ryback Management Corporation. Ryback Management Corporation has sole voting and dispositive power over the shares held by Lindner Growth Fund. Ryback Management Corporation disclaims beneficial ownership of the shares in which it has no pecuniary interest.


 (3) Includes 170,872 shares held by Mr. Smelick individually and 555 shares held by Sterling Payot Company. Includes 200,000 shares held by Sterling Payot Capital, L.P. which are subject to an outstanding warrant exercisable within 60 days of the date of this table. The Company retains the right to repurchase certain shares underlying the warrant under certain circumstances. Also includes 3,645 shares held by Sterling Payot Management, Inc. Mr. Smelick is the Managing Director and sole stockholder of Sterling Payot Management, Inc., the general partner of Sterling Payot Capital, L.P. and a managing principal, director and stockholder of Sterling Payot Company, a limited partner of Sterling Payot Capital, L.P. Mr. Smelick disclaims beneficial ownership of these shares. Also includes 1,200 shares held by The Gillian Sterling Smelick Trust U/A/D 4/17/90, Robert M. Smelick, Trustee, 1,200 shares held by The Christopher P.M. Smelick Trust U/A/D 4/17/90, Robert M. Smelick, Trustee, 1,200 shares held by The Alexandra McBride Smelick Trust U/A/D 4/17/90, Robert M. Smelick, Trustee, 1,600 shares held by Mr. Smelick as custodian for Alexandra Smelick under the UTMA, 1,600 shares held by Mr. Smelick as custodian for Christopher Smelick under the UTMA and 1,600 shares held by Mr. Smelick as custodian for Gillian Smelick under the UTMA. Mr. Smelick has the power to vote and control the disposition of the shares held as trustee and custodian and therefore may be deemed to be a beneficial owner of such shares.

 (4) Includes 13,999 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

 (5) Includes 19,499 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

 (6) Includes 117,395 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

 (7) Includes 142,854 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

 (8) Includes 6,250 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

 (9) Includes 284,387 shares held by UVCC I and 81,103 shares subject to an outstanding warrant held by UVCC I exercisable within 60 days of the date of this table. Mr. Levert, a director of the Company, is Vice President and Managing Director of Arete, which manages UVCC I. Mr. Levert shares voting and investment powers with the other general partners of UVCC I and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Also includes 13,999 shares of Common Stock subject to options exercisable within 60 days of the date of this table.


(10) Includes 20,081 shares of Common Stock subject to options exercisable within 60 days of the date of this table. Effective March 1996, Mr. Nosbaum no longer is an executive officer of the Company.


(11) Includes 6,999 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

(12) Includes 8,541 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

(13) Includes 52,082 shares of Common Stock subject to options exercisable within 60 days of the date of this table.

(14) Includes shares held by entities affiliated with certain officers and directors as described in the footnotes above. Also includes 662,721 shares of Common Stock subject to options and warrants exercisable within 60 days of the date of this table.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Each non-employee director of the Company, except for Mr. Smelick, receives an annual retainer of $6,000 and a per meeting fee of $1,000 (plus $250 for each committee meeting attended by committee members). The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. In fiscal 1995, the total compensation paid to non-employee directors as a group was $51,000.

     Each non-employee director of the Company also receives stock option grants under the Directors' Plan. Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.


     Option grants under the Directors' Plan are non-discretionary. On the date the Board approved the Directors' Plan, February 9, 1993, each non-employee director received an option to purchase 7,000 shares of Common Stock of the Company. On January 1, 1994 and January 1, 1995, each such non-employee director received an option to purchase an additional 7,000 shares of Common Stock of the Company. In addition, each person who became a non-employee director of the Company after the adoption of the Directors' Plan received, (a) upon the date of initial election and (b) after such non-employee director had been a non-employee director for at least three months, on January 1 of the next two years, an option to purchase 7,000 shares of Common Stock of the Company. Subject to stockholder approval as requested in Proposal 2, without further action by the Company, the Board or the stockholders of the Company, (i) each person who becomes a non-employee director of the Company will receive an option to purchase 7,000 shares of Common Stock upon the date of initial election, and
(ii) on January 1 of each year, each member of the Board who has continuously served as a non-employee director for at least three months prior to such date will automatically be granted an option to purchase 7,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option will become exercisable as to one third of the option shares and one third of the option shares will become exercisable each year thereafter in accordance with its terms. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.



     During the last fiscal year, the Company granted options covering 7,000 shares to each non-employee director other than Mr. Smelick at an exercise price per share of $14.75. The fair market value of such Common Stock on the date of grant was $14.75 per share (based on the closing sales price reported in the National Market System for the date of grant). As of May 31, 1996, options to purchase 14,000 shares of the Company's Common Stock had been exercised under the Directors' Plan.


     Directors who are employees of the Company do not receive separate compensation for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary of Compensation

     The following table shows for fiscal 1995, 1994 and 1993, compensation awarded or paid to, or earned by the Chief Executive Officer and each of the four other most highly compensated executive officers as of the end of fiscal 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                      ------------
                                             ANNUAL COMPENSATION       SECURITIES
            NAME AND                        ---------------------      UNDERLYING         ALL OTHER
       PRINCIPAL POSITION          YEAR      SALARY       BONUS         OPTIONS        COMPENSATION(1)
- ---------------------------------  ----     --------     --------     ------------     ---------------
Robert P. Dilworth...............  1995     $255,766     $137,500         20,000           $ 7,735
  President and Chief............  1994     $231,532     $125,000         25,000           $ 6,341
  Executive Officer..............  1993     $200,000     $138,890        195,000           $ 3,379
William D. Swain.................  1995     $136,840     $ 22,500         10,000           $ 3,241
  Chief Financial Officer........  1994     $121,920     $ 18,500         10,000           $ 3,102
  and Secretary..................  1993     $112,514     $ 20,340         35,000           $ 2,809
Gary M. Green....................  1995     $182,310     $ 58,200         12,000           $34,053
  Executive Vice President.......  1994     $170,003     $ 43,500         14,000           $33,880
  and Chief Operating Officer....  1993     $159,627     $ 53,335         60,000           $33,379
LeRoy D. Nosbaum(2)..............  1995     $165,005     $ 20,000         12,000           $ 2,583
  Executive Vice President,......  1994     $153,470     $ 23,000         12,000           $ 2,583
  Marketing......................  1993     $139,388     $ 25,425         37,500           $ 2,427
Donald F. Wood(3)................  1995     $167,313     $ 45,000         12,000           $ 1,989
  Executive Vice President
  Wireless Services Division

- ---------------

(1) Includes the Company's matching payment of $1,000 for each executive officer under its 401(k) plan. For fiscal 1993, includes payments for term life insurance in the amounts of $2,379, $1,809, $2,379 and $1,427 for Messrs. Dilworth, Swain, Green and Nosbaum, respectively, and loan principal forgiveness in the amount of $30,000 for Mr. Green. For fiscal 1994, includes payments for term life insurance in the amounts of $3,456, $2,102, $2,880 and $1,583 for Messrs. Dilworth, Swain, Green and Nosbaum, respectively, loan principal forgiveness in the amount of $30,000 for each of Mr. Green and an automobile allowance of $1,885 for Mr. Dilworth. For fiscal 1995, includes payments for term life insurance in the amounts of $3,456, $2,241, $3,053, $1,583 and $989 for Messrs. Dilworth, Swain, Green,
    Nosbaum and Wood, respectively, loan principal forgiveness in the amount of $30,000 for Mr. Green and an automobile allowance of $3,279 for Mr. Dilworth.

(2) Effective March 1996, Mr. Nosbaum no longer is an executive officer of the Company.

(3) Mr. Wood became an officer of the Company in November 1994.

COMPENSATION PURSUANT TO PLANS

  Stock Option Grants

     The following table sets forth for each of the Named Executive Officers each grant of stock options made during fiscal 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                         ---------------------------------------------------------     POTENTIAL REALIZABLE
                                                         PERCENT
                                                         OF TOTAL                                        VALUE AT ASSUMED
                                         NUMBER OF       OPTIONS                                       ANNUAL RATES OF STOCK
                                         SECURITIES     GRANTED TO                                      PRICE APPRECIATION
                                         UNDERLYING     EMPLOYEES      EXERCISE OR                     FOR OPTION TERM(3)(4)
                                          OPTIONS       IN FISCAL       BASE PRICE      EXPIRATION     ---------------------
                 NAME                    GRANTED(1)      YEAR(2)       PER SHARE(3)        DATE           5%          10%
- ---------------------------------------  ----------     ----------     ------------     ----------     --------     --------
Robert P. Dilworth.....................    20,000          3.3%           $17.00         05/15/05      $213,824     $541,872
William D. Swain.......................    10,000          1.6%           $17.00         05/15/05      $106,912     $270,936
Gary M. Green..........................    12,000          1.9%           $17.00         05/15/05      $128,295     $325,123
LeRoy D. Nosbaum.......................    12,000          1.9%           $17.00         05/15/05      $128,295     $325,123
Donald F. Wood.........................    12,000          1.9%           $17.00         05/15/05      $128,295     $325,123

- ---------------

(1) Options granted under the Company's 1988 Plan typically vest 25% after one year and approximately two percent per month thereafter, such that the options are fully vested in four years. The options will fully vest upon a change of control, as defined in the 1988 Plan, unless the acquiring company assumes the options or substitutes similar options.

(2) Based on an aggregate of options covering 613,250 shares granted in fiscal 1995 under the 1988 Plan to employees of the Company, including the Named Executive Officers.


(3) In January 1996, the Board approved the replacement of each outstanding stock option with a per share exercise price of $15.00 or greater, upon the timely request of the optionee, with a stock option having an exercise price of $13.125 per share and certain extended vesting terms (the "Repricing Program"). All of the Named Executive Officers except Mr. Nosbaum have elected to participate in the Repricing Program. Upon replacement, each option described above will have an exercise price of $13.125 per share and the potential realizable values for such options will be (a) at 5%, $165,085, $82,542, $99,051 and $99,051 for Messrs. Dilworth, Swain, Green
    and Wood, respectively, and (b) at 10%, $418,357, $209,179, $251,014 and
    $251,014 for Messrs. Dilworth, Swain, Green and Wood, respectively.


(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

     The following table shows for fiscal 1995 certain information regarding options exercised by and held at year end by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                        NUMBER OF
                                                                       SECURITIES                         VALUE OF
                                                                       UNDERLYING                        UNEXERCISED
                                                                       UNEXERCISED                      IN-THE-MONEY
                               NUMBER OF                               OPTIONS AT                        OPTIONS AT
                                SHARES                               FISCAL YEAR END                FISCAL YEAR END(1)(2)
                              ACQUIRED ON        VALUE        -----------------------------     -----------------------------
            NAME               EXERCISE       REALIZED(3)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------------  -----------     -----------     -----------     -------------     -----------     -------------
Robert P. Dilworth..........     25,000        $ 312,000        208,851          118,649        $  939,071        $  75,929
William D. Swain............      6,000        $  73,250         26,581           30,419        $   69,930        $  21,695
Gary M. Green...............         --               --        163,706           43,794        $1,335,141        $  54,234
LeRoy D. Nosbaum............     12,500        $ 169,250         57,143           34,357        $  324,602        $  27,117
Donald F. Wood..............         --               --         33,854          103,146        $   59,245        $ 159,506

- ---------------

(1) Assuming replacement of certain options pursuant to the Repricing Program as of the end of fiscal 1995, the value of the Named Executive Officers' in-the-money options on such date would have been (a) for exercisable options, $987,351, $78,679, $1,347,390 and $59,245 for Messrs. Dilworth,
    Swain, Green and Wood, respectively, and (b) for unexercisable options, $130,149, $35,446, $72,485 and $165,506 for Messrs. Dilworth, Swain, Green
    and Wood, respectively.

(2) Fair market value of the Company's Common Stock at December 31, 1995 ($13.625) (based on the closing sales price reported on the Nasdaq National Market on such date) minus the exercise price of the options.

(3) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise (the closing sales price reported on the Nasdaq National Market on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

                                 OTHER MATTERS

     No other matters will be presented for consideration at the Special
Meeting.

                                          By Order of the Board of Directors

                                          WILLIAM D. SWAIN
                                          Secretary
June 26, 1996

                                 METRICOM, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 7, 1996

    The undersigned hereby appoints ROBERT P. DILWORTH and WILLIAM D. SWAIN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Metricom, Inc. (the "Company") that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of the Company at 980 University Avenue, Los Gatos, California on Wednesday, August 7, 1996 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matter and in accordance with the following instructions.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND 2

    PROPOSAL 1:    To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 50,000,000.

                   / /    FOR           / /    AGAINST           / /    ABSTAIN


    PROPOSAL 2:    To approve the Company's 1993 Non-Employee Directors' Stock
                   Option Plan, as amended to permit additional non-discretionary grants of options to non-employee directors.


                   / /    FOR           / /    AGAINST           / /    ABSTAIN

                                                   DATED ________________, 1996

                                                   -----------------------------

                                                   -----------------------------
                                                           Signature(s)

                                                   Please sign exactly as your
                                                   name appears hereon. If the
                                                   stock is registered in the
                                                   names of two or more persons,
                                                   each should sign. Executors,
                                                   administrators, trustees,
                                                   guardians and
                                                   attorneys-in-fact should add
                                                   their titles. If signer is a
                                                   corporation, please give full
                                                   corporate name and have a
                                                   duly authorized officer sign,
                                                   stating title. If signer is a
                                                   partnership, please sign in
                                                   partnership name by
                                                   authorized person.

    PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
                                   ENVELOPE,
            WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.